Exhibit 10.3

AEMETIS, INC.

ANDREW FOSTER

EMPLOYMENT AGREEMENT

This Agreement is made by and between Aemetis, Inc. (the “Company”) and Andrew Foster (“Executive”) to be effective as of January 1, 2020 (the “Effective Date”).

1. Duties and Scope of Employment.

a. Position; Duties. Executive’s employment with the Company pursuant to this Agreement is effective as of the Effective Date. Commencing as of the Effective Date, the Company shall continue to employ the Executive as Executive Vice President and Chief Operating Officer, reporting to the Chief Executive Officer of the Company.  During the Employment Term (as defined below), Executive shall render such business and professional services in the performance of his duties as are consistent with Executive’s position within the Company, and as shall reasonably be assigned to him by the Chief Executive Officer.

b. Obligations. During the Employment Term, Executive shall devote reasonable business efforts and time to the Company. Executive agrees during the Employment Term, not to actively engage in any directly competitive employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization.

2. Employment Term. It is intended that the employment arrangement contemplated by this Agreement shall continue until the third anniversary of the Effective Date, with automatic one-year extensions thereafter unless terminated by either party on sixty days' notice prior to the end of each respective extension year (such three-year period and any extensions being referred to herein as the “Employment Term”). Notwithstanding the foregoing, the parties agree that neither this Agreement nor any provision herein is intended to guarantee the continuation of Executive’s employment for the duration of the Employment Term. In the event that Executive’s employment with the Company terminates prior to the expiration of the Employment Term for any reason, the parties agree that Executive shall be entitled to receive only those benefits that are expressly provided by this Agreement in such circumstances.

3. Executive Benefits. During the Employment Term, Executive shall be eligible to participate in the Executive and fringe benefit plans maintained by the Company that are applicable to other Executives of the Company to the full extent provided for under those plans for the position held by the Executive.

4. Vacation. During the Employment Term, Executive shall have four weeks of paid vacation per year, defined as 160 hours per year. Unused vacation may carry over to the next benefit year, subject to a maximum vacation cap of 160 hours. In the event of termination, any unused vacation weeks shall be paid as salary continuation.

5. Expenses. While Executive is employed during the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

6. Compensation.

a. Base Salary. During the Employment Term, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of Two Hundred Thirty Thousand ($230,000) per year (the “Base Salary”). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to required withholding and applicable deductions. Executive’s Base Salary shall be reviewed annually by the Company for possible adjustments in light of Executive’s performance and competitive data, and any such adjusted amount shall, from and after the effective date of the adjustment, constitute “Base Salary” for purposes of this Agreement.

b. Bonus. Executive shall be entitled to receive, within 90 days after the end of each year, an annual bonus (the “Bonus”) of up to $50,000 based upon Executive’s performance and other criteria to be established by the Company. Executive shall not earn any Bonus with respect to a fiscal year, and the right to a Bonus shall not vest or become payable, unless Executive is employed by the Company during the entire applicable bonus period such Bonus is paid. With respect to any subjective milestones, the determination of whether Executive has attained the mutually agreed upon milestones for the Bonus shall be reasonably determined by the Executive’s supervisor.

c. Severance.

i. Involuntary Termination Other Than for Cause; Constructive Termination. If Executive’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause (as defined below), Executive’s death, or Executive’s Total Disability, then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, Executive shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at the rate equal to Executive’s Base Salary, as then in effect, for a period of one (1) year from the date of such termination in accordance with the Company’s normal payroll practices (“Severance Payments”). In addition to the Severance Payments, Executive shall receive at the Company’s expense 100% of Company-paid health, dental and vision insurance benefits at the same level of coverage as was provided to Executive immediately prior to the termination of Executive’s employment with the Company (“Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to Executive’s termination, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of (i) one (1) year following the date of the termination of Executive’s employment, or (ii) the date upon which Executive or Executive’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans.

ii. Involuntary Termination Other Than for Cause; Constructive Termination On or Following Change of Control. If Executive’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause in connection with or within one (1) year following a Change in Control, then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, in addition to the Severance Payments and the Company-Paid Coverage set forth in Section 6(c)(i) above, all of Executive’s stock options and restricted stock shall immediately accelerate vesting as to 100% of the then unvested shares.

iii. Cause Definition. For the purposes of this Agreement, “Cause” means (1)  Executive’s material, willful and continuing breach of his obligations to the Company after thirty (30) days written notice from the Company specifying the nature of Executive’s breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (2) Executive’s conviction of a felony that is materially and substantially injurious to the Company or its business; or (3) act or acts of dishonesty by Executive that are materially and substantially injurious to the Company or its business.

iv. Constructive Termination Definition. For the purposes of this Agreement, “Constructive Termination” means, without Executive’s written consent, (i) a material reduction in Executive’s salary or benefits; provided, however, that a reduction in Executive’s salary or benefits will not constitute a Constructive Termination if it is part of and proportional to a reduction in salary or benefits of the Company’s executive staff as a whole, (ii) a material diminution of Executive’s officer title, duties, authority or responsibilities as in effect immediately prior to such diminution. Notwithstanding the foregoing, no Constructive Termination for any of the foregoing reasons shall be effective unless and until (A) Executive provides the Company with written notice specifying the event which constitutes Constructive Termination within ninety (90) days following the occurrence of such event or date Executive became aware of such event, the Company fails to cure the circumstances giving rise to Constructive Termination within thirty (30) days after such notice, and Executive resigns within ninety (90) days after the expiration of the Company’s thirty (30)-day cure period.

v. Change of Control Definition. For the purposes of this Agreement, “Change of Control” means, in one or a series of transactions: (1) a reorganization or merger of the Company with or into any other Company which will result in the Company’s shareholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (2) a sale of all or substantially all of the assets of the Company which will result in the Company’s shareholders immediately prior to such sale not holding, as a result of such sale, at least 50% of the voting power of the purchasing entity; (3) a change in the majority of the Board not approved by at least two-thirds of the Company’s directors in office prior to such change; or (4) the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets.

vi. Total Disability Definition. For the purposes of this Agreement, “Total Disability” shall mean Executive’s mental or physical impairment which has or is likely to prevent Executive from performing the responsibilities and duties of his position for three (3) months or more in the aggregate during any six (6) month period. Any question as to the existence or extent of Executive’s disability upon which the Executive and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board and Executive (or his personal administrator).

vii. No Mitigation. Except as specifically provided herein, the Executive shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

viii. Voluntary Termination other than pursuant to a Constructive Termination; Involuntary Termination for Cause. If, during the Employment Term, the Executive’s employment is terminated by the Company for Cause, or by Executive for any reason, other than death, Total Disability or pursuant to a Constructive Termination, then all further vesting of any option, restricted stock award or other Company equity compensation held by Executive will cease immediately (however, Executive shall be permitted to exercise vested options for the time period specified in his option agreements and he shall retain all vested restricted shares) and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned and unpaid).

ix. Involuntary Termination on Death. If, during the Employment Term, the Executive's employment is terminated as a result of Executive’s death, then 50% of unvested equity awards from the Company then held by Executive shall immediately vest, or if Executive is then holding unvested shares, the Company’s right to repurchase the then-unvested shares under each such equity award shall lapse, with respect to 50% of the shares under each such award.

7. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

8. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

a.
If to the Company:

Aemetis, Inc.
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA 95014
Fax: (408) 904-7536

b.
If to Executive:

Mr. Andrew Foster
13060 La Paloma Road
Los Altos Hills, CA 94022

Such address as shall most currently appear on the records of the Company.

9. Proprietary Information Agreement. Executive agrees to enter into the Company’s standard Employment, Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”) upon commencing employment hereunder.

10. Section 409A. If at any time Executive is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), any amounts payable to Executive by reason of Executive’s termination of employment pursuant to this Agreement or otherwise will be delayed for a period of six (6) months following the date of termination, and shall instead be paid, without interest, to Executive in a lump sum on the first (1st) day of the seventh (7th) month following the date of termination. The amount of expenses for which Executive is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Executive is eligible to receive reimbursement during any other calendar year during the Employment Term, and any reimbursement payable in accordance with Section 5 will not be subject to liquidation or exchange for any other benefit. This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code, as amended, and other guidance promulgated thereunder (“Section 409A”) and shall be interpreted, construed and administered in a manner consistent with that intent. If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A, or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties, provided that, notwithstanding the foregoing, the Company makes no representation that amounts payable under this Agreement will comply with Section 409A and makes no undertaking to prevent Section 409A from applying to any amounts paid under this Agreement. Additionally, the Company intends that each right to payment made pursuant to this Agreement shall be treated as a “separate payment” for purposes of the application of Section 409A.

11. Entire Agreement. This Agreement, the Executive benefit plans referred to in Section 3 and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements, arrangements and understandings, written or oral, concerning Executive’s employment relationship with the Company, including the employment agreement by and between the Executive and the Company dated May 22, 2007.

12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company’s Executive Chairman.

13. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by federal, state or local law with respect to payments made to Executive in connection with his employment hereunder. Executive shall be considered an employee of the Employer for federal, state and local tax purposes, and Executive’s employment with the Employer shall not be deemed “self-employment” for federal, state and local tax purposes.

14. Waiver. The failure of either party to insist upon strict compliance with any provision of this Agreement or to assert any right either party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

15. JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

16. Governing Law. This Agreement shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of January 1, 2020:

AEMETIS, INC.

/s/ Eric A. McAfee
Eric A. McAfee
Executive Chairman
Date: April 25, 2020

EXECUTIVE

/s/ Andrew Foster
Andrew Foster
Executive Vice President
Chief Operating Officer

Date: April 25, 2020